Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Executive Vice President, Corporate Strategy
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Appointment of Steven S. Antebi as a Strategic Advisor to the Company

New York, NY - June 22, 2010 - Iron Eagle Group, Inc. (OTCQB: IEAG) today announced that it has appointed Steven S. Antebi as a Strategic Advisor to the Company.

"The addition of Mr. Antebi to Iron Eagle's team ensures the company will continue to benefit from a diversity of knowledge and opinions. Steve's forty years of success on Wall Street and experience with maximizing shareholder value facilitates a significant component of Iron Eagles continued growth..." said Michael Bovalino, Chief Executive Officer of Iron Eagle Group. He added "Having one of the leaders of the Wall Street Community on our team also grants Iron Eagle a competitive advantage due to Steve's overwhelming track record of success."

"Steven Antebi knowledge and expertise in corporate governance, capital markets, strategic planning, and business development will be a great benefit to our company and will help us build additional value for our shareholders," stated Jason Shapiro, Co-Founder and Director of Iron Eagle Group.

About Steven Antebi

Mr. Antebi is the President and Chairman of the Board of Maple Capital Management, an equity fund focused on investments in North America. He is also a member of the Board of Directors of Geovax, a NIH funded Company seeking a therapeutic solution and cure for A.I.D.S. and has served as Chairman of the Board of Epinex Diagnostics since 2009. Epinex applies expert diagnostic technology in the quantitative analysis of glycated albumen, a superior marker for diabetic control.

Mr. Antebi had a long tenure at Bear Stearns & Company in senior positions including institutional sales, trading of the firm's capital, investment banking, and syndicate. He started at Bear Stearns in 1973 as a limited partner and left the firm in 1991 as a shareholder and managing director.

Mr. Antebi has been a member of the Board of Governors of Cedars Sinai Hospital in Los Angeles for over ten years. Cedars Sinai is one of the largest hospital/research centers in the world. He is also involved with Coach for Kids, the arm of Cedars Sinai that provides mobile medical units, caring for inner city children, living below the poverty line.



Mr. Antebi has a BA from University of California, Los Angeles where he graduated Phi Beta Kappa, Summa Cum Laude, UCLA's Anderson School of Business and Loyola University School of Law. Since graduation, he has worked extensively in collaboration with different academic and governmental organizations.

About Iron Eagle Group, Inc.
--------------------------------------
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has put together a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

Iron Eagle became a publicly traded company on July 15, 1999 and is traded on the OTCQB under the symbol IEAG. For more information on the company, please visit the Company's website at www.ironeaglegroup.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
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